UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
April 5, 2006

WILSHIRE BANCORP, INC.
(Exact name of registrant as specified in its charter)

California	000-50923	20-0711133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilshire Boulevard, Los Angeles, California 90010
(Address of principal executive offices) (Zip Code)

(213) 387-3200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective as of June 1, 2006, Wilshire State Bank (the “Bank”), a wholly-owned subsidiary of Wilshire Bancorp, Inc. (the “Company”), and Soo Bong Min, the President and Chief Executive Officer of the Company and Bank, entered into an employment agreement (the “Employment Agreement”) setting forth the terms of Mr. Min’s employment with the Bank for the three-year term ending June 1, 2009. The Employment Agreement supersedes his previous employment agreement. Under the Employment Agreement, Mr. Min’s annual base salary is $250,000. Mr. Min will also be entitled to receive annual cash bonuses equal to 8% of the Bank’s annual profit before tax over and above 18% of the primary capital at the beginning of each year, but such bonus will not be permitted to exceed Mr. Min’s base salary.

In addition, pursuant to the Employment Agreement, on April 5, 2006, the Company awarded Mr. Min 10,000 incentive stock options (the “ISOs”) and 40,000 non-qualified stock options (the “NQSOs” and together with the ISOs, the “Stock Options”). The Stock Options have an exercise price of $18.60, the closing price of the Company’s common stock on the date of grant. The ISOs will vest in two tranches of 5,000 on April 5, 2008 and April 5, 2009. The NQSOs will vest in three tranches of 20,000, 10,000 and 10,000 on April 5, 2007, April 5, 2008 and April 5, 2009, respectively. All of the Stock Options expire on the earlier of April 5, 2011 or 90 days after the termination of Mr. Min’s employment at the Bank (unless such termination is for cause, in which case the options will expire immediately upon termination).

The Employment Agreement provides that Mr. Min’s employment at the Bank can be terminated with or without cause upon the vote of a majority of the directors on the Bank’s board of directors (excluding Mr. Min). If Mr. Min is terminated without cause, he will be entitled to receive his base salary for a term equal to the lesser six months from the date of termination or for the remaining term under the Employment Agreement. If Mr. Min is terminated for cause, he will not be entitled to any additional compensation, except for that earned prior to the date of termination. The Employment Agreement defines termination “for cause” to include “termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith, or any conduct that could be detrimental to the interests of the Bank or associated corporations and in any event, the determination of the Board of Directors with respect thereto shall be final and conclusive.” In addition, any governmental bank supervisory authority may terminate, or demand the termination of, Mr. Min, in which case he will be entitled to no further compensation under the Employment Agreement.

For a period of three years following his termination of employment, Mr. Min has agreed that he will not solicit, entice, encourage, attempt or cause, directly or indirectly, any Bank employee to leave the employment of the Bank. Mr. Min has also agreed that, during the same period, he will not (1) accept employment with or enter into any other consulting or independent contractor relationship with a competing financial institution, or (2) directly or indirectly make known to any person, firm or corporation the names and addresses of any of the Bank’s customers or any information pertaining to them.

The foregoing description of the terms of the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.19 and incorporated herein by this reference.

ITEM 7.01    REGULATION FD DISCLOSURE

On April 5, 2006, the Company issued a press release announcing the execution of an employment agreement by and between Wilshire State Bank, the wholly-owned subsidiary of the Company, and Soo Bong Min, the President and Chief Executive Officer of the Bank and the Company. A copy of the press release is attached as Exhibit 99.

The information included in this Item 7.01, including Exhibit 99 attached hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(c)    Exhibits

Exhibit 10.19	Employment Agreement, dated April 5, 2006, between Wilshire State Bank and Soo Bong Min.

Exhibit 99	Press release dated April 5, 2006, issued by Wilshire Bancorp, Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSHIRE BANCORP, INC.

Date: April 7, 2006	By:	/s/ Brian E. Cho
Brian E. Cho, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.19	Employment Agreement, dated April 5, 2006, between Wilshire State Bank and Soo Bong Min.

Exhibit 99	Press release dated April 5, 2006, issued by Wilshire Bancorp, Inc.